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                                  EXHIBIT 5.1


July 2, 1999

F5 Networks, Inc.
200 First Avenue West, Suite 500
Seattle, WA  98119

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by F5 Networks, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 5,099,441 shares of the Company's Common Stock, no par value, (the "Shares") pursuant to its 1998 Equity Incentive Plan, Amended and Restated 1996 Stock Option Plan, Amended and Restated Directors' Nonqualified Stock Option Plan, 1999 Non-Employee Directors' Stock Option Plan and 1999 Employee Stock Purchase Plan (the "Plans").

In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

By: /s/ Christopher W. Wright
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           Christopher W. Wright